Exhibit 99.1

FOR IMMEDIATE RELEASE
November 8, 2005

Contact: Anthony J. Monteverdi
         President and Chief Executive Officer
         (718) 677-4414

   Flatbush Federal Bancorp, Inc. Reports 2005 Third Quarter Operating Results

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $101,000 or $0.04 per share for the quarter ended September 30, 2005 as compared to $110,000, or $0.05 per share for the quarter ended September 30, 2004.

The Company's assets increased $6.9 million, or 5.1%, to $141.1 million as of September 30, 2005 from $134.2 million at December 31, 2004. Cash and cash equivalents increased $3.1 million, or 50.0%, to $9.3 million at September 30, 2005 from $6.2 million at December 31, 2004. Mortgage-backed securities increased $3.1 million, or 13.8%, to $25.4 million as of September 30, 2005 from $22.3 million as of December 31, 2004. Loans receivable increased $1.3 million, or 1.5%, to $94.3 million as of September 30, 2005 from $92.9 million as of December 31, 2004. Investment securities decreased $1.1 million, or 12%, to $8.1 million as of September 30, 2005 from $9.2 million as of December 31, 2004.

Total deposits decreased $4.6 million, or 3.9%, to $112.3 million as of September 30, 2005 from $116.9 million as of December 31, 2004.

Total stockholders' equity increased $139,000, or 0.88%. to $15.9 million as of September 30, 2005 from $15.8 million as of December 31, 2004.

As of September 30, 2005, the Association borrowed $10.6 million from the Federal Home Loan Bank of New York and invested the borrowings in loans receivable consisting of residential, commercial, mixed-use properties and mortgage-backed securities. After prepayments and amortizations, mortgage-backed securities resulted in a net increase of $3.1 million. Similarly, due to prepayments and amortizations in loans receivable, the Association recorded a net increase of $1.3 million. Calls and repayments in investment securities resulted in the net decrease of $1.1 million. The inflow of cash from prepayments and amortizations from loans receivable and mortgage-backed securities and calls and repayments in investment securities caused cash and cash equivalents to increase by $3.1 million.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock will be held as treasury stock and will be available for general corporate purposes. As of September 30, 2005, 2,700 shares were acquired.

INCOME INFORMATION - Three month periods ended September 30, 2005 and 2004

Net income decreased $9,000, or 8.2%, to $101,000 for the quarter ended September 30, 2005 from $110,000 for the quarter ended September 30, 2004. The decrease in earnings for the quarter was due to increases of $108,000 in total interest expense, $8,000 in provision for loan losses and $2,000 in non-interest expense and a decrease of $10,000 in non-interest income offset in part by an increase of $118,000 in interest income and a decrease $1,000 in income taxes.

INCOME INFORMATION - Nine month periods ended September 30, 2005 and 2004

Net income increased $109,000, or 61%, to $289,000 for nine months ended September 30, 2005 from $180,000 for nine months ended September 30, 2004. The increase was primarily due to an increase of $481,000 in interest income offset by increases of $175,000 in total interest expense, $19,000 in provision for loan losses, $73,000 in non-interest expense and $80,000 in income taxes and a decrease of $25,000 in non-interest income.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.




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SELECTED FINANCIAL CONDITION DATA

(in thousands)                          SEPTEMBER 30      DECEMBER 31
                                            2005              2004
                                        ------------     ------------
Total Assets                            $    141,093     $    134,248
Loans Receivable                              94,272           92,924
Investment                                     8,052            9,187
Securities
Mortgage-backed Securities                    25,367           22,300
Cash and Cash Equivalents                      9,299            6,215
Deposits                                     112,298          116,857
Other Borrowings                              10,639                0
Stockholders                                  15,949           15,810
Equity


SELECTED OPERATING DATA

                                               AT OR FOR THE THREE                      AT OR FOR THE NINE
                                            MONTHS ENDED SEPTEMBER 30               MONTHS ENDED SEPTEMBER 30
(in thousands)                                2005              2004                   2005            2004
                                    ---------------------------------------------------------------------------

Total Interest                             $     1,928      $     1,810            $     5,674      $     5,193
Income
Total Interest Expense on Deposits                 510              450                  1,467            1,366
Total Interest Expense on Other Borrowings          48                0                     73                0

Net Interest Income                              1,370            1,360                  4,134            3,827
Provision for Loan Loss                              8                0                     19                0
Non-interest Income                                 51               61                    156              181

Non-interest Expense                             1,242            1,240                  3,766            3,692

Income Taxes                                        70               71                    215              135
Net Income                                 $       101      $       110            $       289      $       180

PERFORMANCE RATIOS

Return on Average Assets                          0.29%            0.32%                  0.28%            0.17%
Return on Average Equity                          2.52%            2.78%                  2.42%            1.53%
Interest Rate Spread                              3.90%            3.89%                  3.96%            3.59%


ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                         0.21%            0.19%                  0.21%            0.19%
Non-performing Loans to Total Assets              0.23%            0.23%                  0.23%            0.23%


CAPITAL RATIO
Equity to Total Assets                           11.30%           11.66%